Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184919

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 29, 2012)

4,085,109 Shares

Carrols Restaurant Group, Inc.

Common Stock

Jefferies Capital Partners IV LP, Jefferies Employee Partners IV LLC and JCP Partners IV LLC, as the selling stockholders identified in this prospectus supplement and the accompanying prospectus, are offering 4,085,109 shares of common stock hereby. We will not receive any of the proceeds from the sale by the selling stockholders of our common stock.

The underwriter has agreed to purchase the shares of our common stock from the selling stockholders at a price of $5.80 per share, which will result in $23,693,632.20 of total proceeds to the selling stockholders before expenses. The underwriter may offer the shares of our common stock from time to time for sale in one or more transactions on The NASDAQ Global Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Our common stock is traded on The NASDAQ Global Market under the symbol “TAST.” On December 3, 2012, the reported last sale price of our common stock on The NASDAQ Global Market was $6.32 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on Page 3 of the accompanying prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about December 7, 2012.

RAYMOND JAMES

The date of this prospectus supplement is December 4, 2012.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not “filed” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not deemed to be filed and not incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, filed on March 8, 2012 and as amended on March 13, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed on July 11, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended April 1, 2012, filed on May 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended July 1, 2012, filed on August 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 9, 2012;

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our Current Reports on Form 8-K or Form 8-K/A filed on: March 28, 2012; April 3, 2012; April 26, 2012; May 8, 2012; May 11, 2012; May 18, 2012; May 30, 2012; June 1, 2012; August 7, 2012; August 15, 2012; September 4, 2012; November 6, 2012 and November 8, 2012; and

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the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on November 30, 2006 and any further amendment or report filed hereafter for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

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We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

You may request a copy of these filings, at no cost to you, by telephoning us at (315) 424-0513 or by writing us at the following address:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attn: Investor Relations

You may also access the documents incorporated by reference in this prospectus supplement through our website at www.carrols.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

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UNDERWRITING

Raymond James & Associates, Inc. is acting as the sole underwriter of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated December 4, 2012, the underwriter has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, 4,085,109 shares of our common stock.

The underwriter is offering the shares of common stock subject to its acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriter is obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased.

Commission and Expenses

The underwriter is purchasing the shares of our common stock from the selling stockholders at a price of $5.80 per share which will result in $23,693,632.20 of total proceeds to the selling stockholders before expenses. The underwriter may offer the shares of our common stock from time to time for sale in one or more transactions on The NASDAQ Global Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of our common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The shares of common stock are offered by the underwriter as stated in this prospectus supplement, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We estimate that the total expenses payable by us in connection with this offering will be approximately $200,000.

Indemnification

We and the selling stockholders have agreed, severally and not jointly, to indemnify the underwriter against various liabilities, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act, and to contribute to payments the underwriter may be required to make because of any of those liabilities.

Lock-up Agreements

Subject to specified exceptions, each of our directors and our executive officers have agreed for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly: (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any stock, options, warrants or other securities of our company, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any stock, options, warrants or other securities of our company held by the person or entity without the prior written consent of Raymond James & Associates, Inc. or (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that the person or the entity has or may have hereafter to require us to register under the Securities Act, the sale, transfer or other disposition of any of the securities held by the person or entity, or to otherwise participate as a selling securityholder in any manner in any registration by us under the Securities Act. The foregoing restrictions shall not apply to:

•	the sale of shares to the underwriter;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering;

•	the issuance of shares upon the exercise of stock options pursuant to our 2006 Stock Incentive Plan, as amended;

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transfers of shares of common stock, or any security convertible into common stock, as a bona fide gift, subject to certain requirements including that each donee or distributee shall agree in writing to the restrictions described above;

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the exercise of an option (that expires during the 90-day restricted period) to purchase shares of common stock granted under a stock incentive or stock purchase plan or the disposition of shares of restricted stock (that vest during the 90-day restricted period) to us pursuant to the terms of any such plan only for tax withholding or to pay the exercise price of the underlying stock option; or

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the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period.

In addition we have agreed that for 90 days after the date of this prospectus supplement, we will not directly or indirectly without the prior written consent of Raymond James & Associates, Inc.: (1) offer for sale, sell, pledge or otherwise dispose (or enter into any transaction or device that is designed to, or reasonably could be expected to, result in the disposition by any person within the 90-day restricted period) of any shares of common stock or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock whether any transaction described in clause (1) or (2) above is settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into our common stock, or (4) publicly disclose the intention to do any of the foregoing.

The 90-day lock-up periods described in the preceding paragraphs will automatically be extended if (1) during the last 17 days of the 90-day lock-up periods, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up periods, then the lock-up periods shall automatically be extended and the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, as applicable, unless Raymond James & Associates, Inc. waives, in writing, such extension. Raymond James & Associates, Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriter to bid for and purchase shares of our common stock. As an exception to these rules, the underwriter may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter. The underwriter can close out a covered short sale by purchasing shares in the open market. The underwriter may also sell shares in excess of the number of shares available for purchase, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriter may also reclaim selling concessions allowed to the underwriter or a dealer for distributing the common stock in the offering, if the underwriter or dealer repurchases previously distributed common stock to cover short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

In connection with this transaction, the underwriter may engage in passive market making transactions in the common stock on The NASDAQ Global Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriter without notice at any time. These transactions may be effected on The NASDAQ Global Market or otherwise.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than the prospectus supplement in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement, the accompanying prospectus, or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us, the selling stockholders or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Listing

Our common stock is traded on The NASDAQ Global Market under the symbol “TAST.”

Affiliations

Raymond James & Associates, Inc. acted as an initial purchaser in the offering of $150,000,000 aggregate principal amount of our 11.25% Senior Secured Second Lien Notes due 2018 that closed on May 30, 2012. Raymond James received customary fees and commissions in connection with the offering. Raymond James & Associates, Inc. and certain of its affiliates may in the future provide investment banking or other services for us in the ordinary course of business.

LEGAL MATTERS

Akerman Senterfitt LLP, New York, New York, will pass upon the validity of the shares of our common stock to be offered by this prospectus supplement. Morrison & Foerster LLP will act as counsel for the underwriter.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus supplement by reference, and the effectiveness of Carrols Restaurant Group, Inc. and subsidiary’s (the “Company”) internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 7, 2012 (November 8, 2012 as to Notes 1 and 2) appearing in the Company’s Current Report on Form 8-K dated November 8, 2012 which is incorporated by reference in this prospectus supplement (which reports (1) express an unqualified opinion and includes an explanatory paragraph relating to the adjustment to the consolidated financial statements to reflect Fiesta Restaurant Group, Inc. as a discontinued operation for all periods presented and an explanatory paragraph to retrospectively adjust the consolidated financial statements for the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered hereby. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered by this prospectus supplement, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. We maintain a website at www.carrols.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not part of this prospectus supplement.

PROSPECTUS

4,085,109 Shares

CARROLS RESTAURANT GROUP, INC.

Common Stock

This prospectus relates to the disposition from time to time of up to 4,085,109 shares of our common stock, which are held by the selling stockholders named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 11. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is traded on The NASDAQ Global Market under the symbol “TAST.” On November 28, 2012, the last reported sale price of our common stock on The NASDAQ Global Market was $6.43 per share.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus and under any similar headings in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 29, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC”, using the “shelf” registration process. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and any prospectus supplement is accurate only as of the date on the front of this prospectus or the prospectus supplement, as applicable, and that any information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date given in the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

Throughout this prospectus, we refer to Carrols Restaurant Group, Inc. as “Carrols Restaurant Group” and, together with its consolidated subsidiaries, as “we,” “our” and “us” unless otherwise indicated or the context otherwise requires. Any reference to “Fiesta Restaurant Group” refers to Fiesta Restaurant Group, Inc., a Delaware corporation and formerly our indirect wholly-owned subsidiary prior to our spin-off of Fiesta Restaurant Group which occurred on May 7, 2012, and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. Any reference to “Carrols” refers to our wholly-owned subsidiary, Carrols Corporation, a Delaware corporation, and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. Any reference to “Carrols LLC” refers to the wholly-owned subsidiary of Carrols, Carrols LLC, a Delaware limited liability company, unless otherwise indicated or the context otherwise requires.

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References to “selling stockholders” refers to the stockholders listed herein under the heading “Selling Stockholders” on page 9 who may sell shares from time to time as described in this prospectus and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

BURGER KING® is a registered trademark and service mark and WHOPPER® is a registered trademark of Burger King Corporation, which we refer to as “BKC”. Except for information relating to the acquisition and the acquired restaurants referred to in this prospectus, including all financial statements and financial information related thereto (but excluding any information included in the pro forma financial information), neither BKC nor any of its subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing this offering, any of the underwriting (if any) or accounting procedures used in this offering, or, any representations made in connection with this offering. The grant by BKC of any franchise or other rights to us is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding financial or other performance which may be contained in this prospectus. Except for information relating to the acquisition and the acquired restaurants, including all financial statements and information related thereto, and except as otherwise provided in the prospectus, all financial information in this prospectus is our sole responsibility.

Any review by BKC of this prospectus has been conducted solely for the benefit of BKC to determine conformance with BKC internal policies, and not to benefit or protect any other person. No investor should interpret such review by BKC as an internal approval, endorsement, acceptance or adoption of any representation, warranty, covenant or projection contained in this prospectus.

The enforcement or waiver of any obligation of ours under any agreement between us and BKC or BKC affiliates is a matter of BKC or BKC affiliates’ sole discretion. No investor should rely on any representation, assumption or belief that BKC or BKC affiliates will enforce or waive particular obligations of ours under those agreements.

MARKET AND INDUSTRY DATA

In this prospectus, we refer to information, forecasts and statistics regarding the restaurant industry. Unless otherwise indicated, all restaurant industry data in this prospectus refers to the U.S. restaurant industry and is taken from or based upon the Technomic, Inc. (Technomic) report entitled “2012 Technomic Top 500 Chain Restaurant Report.” In this prospectus we also refer to information, forecasts and statistics from the U.S. Department of Agriculture and information regarding BKC. Unless otherwise indicated or otherwise relating to information concerning the Burger King restaurants we acquired from BKC, information regarding BKC in this prospectus has been made publicly available by BKC. The information, forecasts and statistics we have used from Technomic may reflect rounding adjustments.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any prospectus supplement and the documents that we incorporate by reference into this prospectus, before making an investment decision.

About Carrols Restaurant Group, Inc.

Overview

We are one of the largest restaurant companies in the United States and have been operating restaurants for more than 50 years. We are the largest Burger King® franchisee in the world, based on number of restaurants, and have operated Burger King restaurants since 1976. As of September 30, 2012, we owned and operated 572 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. Burger King restaurants feature the popular flame-broiled Whopper® sandwich, as well as a variety of hamburgers, chicken and other specialty sandwiches, french fries, salads, breakfast items, snacks and other offerings. We believe that our size, seasoned management team, extensive operating infrastructure, experience and proven operating disciplines differentiate us from many of our competitors as well as many other Burger King operators.

On May 30, 2012, we consummated the acquisition from Burger King Corporation of 278 Burger King restaurants, which we refer to as the “acquired restaurants.” Total cash consideration of approximately $16.2 million included $3.8 million to be paid over five years. Non-cash consideration to BKC included a 28.9% equity ownership interest in Carrols Restaurant Group through the issuance to BKC of 100 shares of our Series A Convertible Preferred Stock. The acquired restaurants are located in seven Mid-Atlantic, Midwestern and Southeastern states. Additionally, pursuant to an operating agreement dated as of May 30, 2012, between us and BKC, which we refer to as the “operating agreement,” BKC assigned to us its right of first refusal, which we refer to as the “ROFR,” on sales of restaurants by franchisees in 20 states for 20 years or until we operate 1,000 Burger King restaurants, subject to compliance with the operating agreement. Under the operating agreement, BKC also granted to us certain pre-approval rights. We have agreed to remodel 455 Burger King restaurants to BKC’s “20/20” restaurant image, including 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015. We refer to the acquisition of the acquired restaurants and the assignment of the ROFR as the “acquisition.”

Our common stock is listed on The NASDAQ Global Market under the symbol “TAST.” On May 7, 2012, we completed the spin-off of our former indirect wholly-owned subsidiary, Fiesta Restaurant Group, whereby each holder of record on April 26, 2012 of our common stock received one share of Fiesta Restaurant Group common stock for every one share of our common stock held, which we refer to as the “spin-off.”

Corporate Information

We are a Delaware corporation, incorporated in 1986. We conduct all of our operations through our indirect subsidiary, Carrols LLC, a Delaware limited liability company. We have no assets other than the shares of Carrols. Our principal executive offices are located at 968 James Street, Syracuse, New York 13203 and our telephone number at that address is (315) 424-0513. Our corporate website is www.carrols.com. Such website address is a textual reference only, meaning that the information contained on our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

The Offering

Common stock to be offered by the selling stockholders	4,085,109 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” on page 3 of this prospectus.

NASDAQ Global Market Symbol	TAST

We are filing this registration statement and prospectus with the SEC pursuant to a registration rights agreement we have entered into with the selling stockholders. See “—Registration Rights Agreement.”

The selling stockholders named in this prospectus may offer and sell up to 4,085,109 shares of our common stock from time to time. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of common stock that were acquired by the selling stockholders in the private transactions described below.

Acquisition of Shares by Selling Stockholders

On July 2, 2009, the selling stockholders acquired an aggregate of 6,559,739 shares of our common stock from funds managed by affiliates of Madison Dearborn Partners, LLC, and BIB Holdings (Bermuda) Ltd., a wholly-owned subsidiary of Bahrain International Bank (E.C.) pursuant to agreements dated as of June 16, 2009.

On June 4, 2012, the selling stockholders consummated the following sales of our common stock: (i) Jefferies Capital Partners IV LP sold 2,148,589 shares of our common stock in an open market transaction pursuant to Rule 144 under the Securities Act of 1933, as amended, or the “Securities Act,” (ii) Jefferies Employee Partners IV LLC sold 247,467 shares of our common stock in an open market transaction pursuant to Rule 144 under the Securities Act and (iii) JCP Partners IV LLC sold 78,574 shares of our common stock in an open market transaction pursuant to Rule 144 under the Securities Act, in each case, at a purchase price of $5.0336 per share.

Registration Rights Agreement

We are registering an aggregate of 4,085,109 shares of our common stock on behalf of the selling stockholders pursuant to the terms of a Registration Rights Agreement, dated as of June 16, 2009, between us and the selling stockholders, which we refer to as the “registration rights agreement.” The registration rights agreement provides that the selling stockholders and their affiliates may make up to five (5) demands to register our common stock held by them under the Securities Act including a request for registration for their shares of our common stock on Form S-3 or any similar form. The registration rights agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), then the selling stockholders and their affiliates will have the right to register their shares of our common stock as part of that registration. The registration rights under the registration rights agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the selling stockholders and their affiliates from an underwritten registration. Except as otherwise provided in the registration rights agreement, the registration rights agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. A copy of the registration rights agreement was filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors discussed in the sections entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, as amended, or the most recent Quarterly Report on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Statements that are predictive in nature or that depend upon or refer to future events or conditions are forward-looking statements. These statements are often identified by the words “may,” “might,” “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope”, “plan” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their date. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected or implied in the forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following, in addition to other risks and uncertainties discussed herein and in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, as amended, or the most recent Quarterly Report on Form 10-Q, as filed with the SEC:

•	The effect of the tax-free spin-off of Fiesta Restaurant Group by us;

•	The potential tax liability associated with the spin-off of Fiesta Restaurant Group by us;

•	Effectiveness of the Burger King advertising programs and the overall success of the Burger King brand;

•	Increases in food costs and other commodity costs;

•	Competitive conditions;

•	Our ability to integrate any businesses we acquire, including the acquired restaurants;

•	Regulatory factors;

•	Environmental conditions and regulations;

•	General economic conditions, particularly in the retail sector;

•	Weather conditions;

•	Fuel prices;

•	Significant disruptions in service or supply by any of our suppliers or distributors;

•	Changes in consumer perception of dietary health and food safety;

•	Labor and employment benefit costs;

•	The outcome of pending or future legal claims or proceedings;

•	Our ability to manage our growth and successfully implement our business strategy;

•	Risks associated with the expansion of our business;

•	Our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

•	The availability and terms of necessary or desirable financing or refinancing and other related risks and uncertainties;

•	The risk of an act of terrorism or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity; and

•

Factors that affect the restaurant industry generally, including recalls if products become adulterated or misbranded, liability if our products cause injury, ingredient disclosure and labeling laws and regulations, reports of cases of food borne illnesses such as “mad cow” disease and avian flu, and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as negative publicity regarding food quality, illness, injury or other health concerns.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus which reflect management’s opinions only as of their respective dates. Except as required by law, we undertake no obligation to revise or publicly release the results of any revisions to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligations to the selling stockholders under the registration rights agreement. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders will pay any underwriting discounts and commissions incurred by any selling stockholder in disposing of shares covered by this prospectus. We will bear all other costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed combined pro forma financial information has been derived by applying pro forma adjustments to our historical consolidated financial statements. The unaudited condensed combined pro forma statement of operations for the nine months ended September 30, 2012 and the year ended January 1, 2012 gives effect to the transactions (as defined below) as if such events occurred on January 3, 2011. As used herein, the term “transactions” means (i) the acquisition, (ii) the issuance by us of $150 million of 11.25% Senior Secured Second Lien Notes due 2018, which we refer to as the “notes,” (iii) our entering into a new $20.0 million senior secured credit facility, (iv) the repayment of outstanding borrowings under the prior Carrols LLC senior credit facility and the settlement of Carrols LLC’s pre-existing interest rate swap agreement and (vi) the fees and expenses related to the foregoing.

The unaudited condensed combined pro forma financial information should be read in conjunction with our historical consolidated financial statements and the notes thereto that are included in our filings with the SEC. The unaudited condensed combined pro forma statement of operations for the nine months ended September 30, 2012 is based on the unaudited statements of operations for Carrols Restaurant Group for the nine months ended September 30, 2012 and unaudited financial information provided by BKC to us for the acquired restaurants for the period from January 1, 2012 through May 30, 2012 and includes pro forma adjustments for the transactions.

The unaudited condensed combined pro forma statement of operations for the year ended January 1, 2012 is based on the audited statements of operations for Carrols Restaurant Group for the year ended January 1, 2012 filed as Exhibit 99.1 to our Form 8-K filed with the SEC on November 8, 2012, the audited Statements of Revenues and Direct Operating Expenses for the acquired restaurants filed as Exhibit 99.2 to our Form 8-K filed with the SEC on May 18, 2012, and includes pro forma adjustments to give effect to the transactions as if such events occurred on January 3, 2011. The Statements of Revenue and Direct Operating Expenses were derived from BKC’s historical accounting records and represent (i) net revenues that were directly attributable to the acquired restaurants and (ii) cost allocations and estimates of certain direct expenses which were based on assumptions that BKC’s management believes are reasonable. Certain expenses, including corporate overhead expenses, interest and taxes, were not allocated to the acquired restaurants. Consequently, these amounts do not represent the revenues and direct operating expenses of the 278 acquired restaurants had they been operated independently and are not comparable to net income as calculated in accordance with generally accepted accounting principles (“GAAP”). In addition, the Statements of Revenue and Direct Operating Expenses for the acquired restaurants were calculated based on a calendar year, rather than a 52/53 week fiscal year, which may affect comparability.

The unaudited condensed combined pro forma financial information does not include all disclosures required by GAAP. The unaudited condensed combined pro forma financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. This information also does not include any integration costs we may incur related to the acquisition.

Pro forma adjustments to the historical financial information include adjustments that we deem reasonable and appropriate and are factually supported based on currently available information. The pro forma adjustments also include estimates of the allocation of the purchase price for the acquisition which requires extensive use of accounting estimates and judgments to allocate the purchase price to tangible and intangible assets acquired and liabilities assumed based on their respective fair values. As the values of certain asset and liabilities are preliminary in nature, the fair values for favorable/unfavorable leases, restaurant equipment, franchise rights and goodwill are subject to adjustment as additional information is obtained. For purposes of a preliminary allocation of the assets acquired and liabilities assumed, the excess of the purchase price over the estimated fair value of net tangible and intangible assets has been assigned to franchise rights. The preliminary fair value determination for restaurant equipment was based on the carrying value of equipment of BKC at the date of the acquisition, and, for restaurant equipment subject to capital lease, the market value of such equipment. The amount paid for franchising fees was used for the fair value determination of such fees as the terms were at market rates. The amounts allocated to the assets acquired and liabilities assumed in the unaudited pro forma combined financial statements are based on management’s preliminary estimates of their respective fair values. Definitive allocations are being performed but are not yet finalized, including the completion of valuations by a third party valuation specialist. This unaudited condensed combined pro forma financial information is included for comparative purposes only, and may not be indicative of what actual results would have been had the transactions occurred on the dates indicated. The unaudited condensed combined pro forma financial information does not purport to present our separate financial results of operations or financial condition for future periods.

CARROLS RESTAURANT GROUP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2012

(Dollars in thousands)

	Historical Carrols Restaurant Group	Historical Acquired Restaurants	Pro Forma Adjustments		Combined Pro Forma Carrols Restaurant Group
Revenues:
Restaurant sales	$377,025	$125,424	$—		$502,449
Costs and expenses:
Cost of sales	119,455	42,112	—		161,567
Restaurant wages and related expenses	118,808	40,897	—		159,705
Restaurant rent expense	26,010	5,802	3,560	(1)	35,372
Other restaurant operating expenses	60,684	16,505	5,644	(2)	82,833
Advertising expense	15,137	4,916	1,042	(3)	21,095
General and administrative	23,610	1,942	—		25,552
Depreciation and amortization	19,215	7,180	(2,141)	(4)	24,254
Impairment and other lease charges	252	—	—		252
Other income	(236)	—	—		(236)

Total operating expenses	382,935	119,354	8,105		510,394
Income (loss) from operations	(5,910)	6,070	(8,105)		(7,945)
Interest expense	8,030	502	5,990	(5)	14,522
Loss on extinguishment of debt	1,509	—	—		1,509

Income (loss) from continuing operations, before income taxes	(15,449)	5,568	(14,095)		(23,976)
Benefit for income taxes	(4,936)	—	(3,411)	(6)	(8,347)

Net income (loss) from continuing operations	(10,513)	5,568	(10,684)		(15,629)
Income from discontinued operations, net of income taxes	42	—	—		42

Net income (loss)	$(10,471)	$5,568	$(10,684)		$(15,587)

See accompanying Notes to Unaudited Condensed Combined Pro Forma Statements of Operations.

CARROLS RESTAURANT GROUP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

Year Ended January 1, 2012

(Dollars in thousands)

	Historical Carrols Restaurant Group	Historical Acquired Restaurants		Pro Forma Adjustments		Combined Pro Forma Carrols Restaurant Group
Revenues:
Restaurant sales	$347,518	$294,880		$—		$642,398
Costs and expenses:
Cost of sales	103,860	97,176		—		201,036
Restaurant wages and related expenses	109,155	92,486		—		201,641
Restaurant rent expense	22,665	14,013		9,916	(1)	46,594
Other restaurant operating expenses	53,389	39,237		13,270	(2)	105,896
Advertising expense	14,424	14,126		(119)	(3)	28,431
General and administrative	20,982	6,019		—		27,001
Depreciation and amortization	16,058	17,532		(5,983)	(4)	27,607
Impairment and other lease charges	1,293	—		—		1,293
Other income	(720)	—		—		(720)

Total operating expenses	341,106	280,589	(7)	17,084		638,779
Income from operations	6,412	14,291	(8)	(17,084)		3,619
Interest expense	7,353	1,736		9,545	(5)	18,634
Loss on extinguishment of debt	1,244	—		1,661	(10)	2,905

Income (loss) from continuing operations, before income taxes	(2,185)	12,555	(9)	(28,290)		(17,920)
Benefit for income taxes	(1,661)	—		(6,294)	(6)	(7,955)

Net income (loss) from continuing operations	(524)	12,555	(9)	(21,996)		(9,965)
Income from discontinued operations, net of income taxes	11,742	—		—		11,742

Net income (loss)	$11,218	$12,555	(9)	$(21,996)		$1,777

See accompanying Notes to Unaudited Condensed Combined Pro Forma Statements of Operations.

CARROLS RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

(Dollars in thousands)

(1)	Reflects an adjustment to record rent expense on 81 BKC-owned properties leased to us under leases with BKC at a rate based on a percentage of historical restaurant sales for each property and to record rent for the reclassification of leases that BKC previously classified as capital leases to operating leases. The following table summarizes the components of incremental rent expense (in thousands):

	Nine months ended September 30, 2012	Year ended January 1, 2012
Rent on BKC owned properties	$2,617	$6,152
Reclassification to rent for restaurant property leases previously classified as capital leases	943	3,764

	$3,560	$9,916

(2)	Represents an adjustment to reflect royalties payable to BKC under the new franchise agreements entered into for the acquired restaurants at the contractual rate of 4.5% of gross restaurant sales.
(3)	Represents an adjustment to advertising expense for the acquired restaurants to the contractual rate of 4.75% of restaurant sales under the new franchise agreements entered into in conjunction with the acquisition which is comprised of 4.0% of restaurant sales payable to BKC and investment spending at a maximum assumed rate of 0.75% of restaurant sales in the designated marketing area where the franchised restaurants are located.
(4)	Reflects the removal of depreciation expense for buildings and leasehold improvements owned by BKC which are leased by Carrols LLC and are included in the historical depreciation expense of the acquired restaurants. This is offset partially by amortization of the franchise fees over the term of the respective franchise agreements, the amortization of the preliminary valuation of franchise rights to be recorded over an estimated 35 year life and depreciation on capital lease assets acquired. The following summarizes the components of the pro forma adjustment for depreciation expense for the respective periods (in thousands):

	Nine months ended September 30, 2012	Year ended January 1, 2012
Reversal of depreciation on BKC owned assets	$(3,141)	$(8,985)
Amortization of franchise fees	351	701
Depreciation on capital lease assets acquired	155	1,314
Amortization of franchise rights	494	987

	$(2,141)	$(5,983)

(5)	Total incremental interest expense for the respective periods includes interest on the notes, amortization of deferred financing costs associated with the notes, a reversal of previously recorded interest expense on historical debt and a reversal of prior capital lease interest and recording of interest on capital lease obligations committed to for the acquired restaurants.
(6)	The income tax expense (benefit) related to the combined pretax effects of the historical acquired restaurants and pro forma adjustments is based on an incremental tax rate of 40%.
(7)	Represents “Total direct costs and expenses” as set forth in the Statements of Revenue and Direct Operating Expenses for the acquired restaurants for the relevant period previously included in our Form 8-K filing on May 18, 2012 and may not include all those items that would be included in Total Operating Expenses in accordance with GAAP.

(8)	Represents “Revenues less total direct costs and expenses less interest expense” derived from the Statements of Revenue and Direct Operating Expenses for the acquired restaurants for the relevant period previously included in our Form 8-K filing on May 18, 2012 and may not include all those items that would be included in Income from Continuing Operations in accordance with GAAP.
(9)	Represents “Revenues less total direct costs and expenses” as set forth in the Statements of Revenue and Direct Operating Expenses for the acquired restaurants for the relevant period previously included in our Form 8-K filing on May 18, 2012 and may not include all those items that would be included in Income from Continuing Operations before Income Tax or Net Income in accordance with GAAP.
(10)	Reflects the write-off of deferred financing costs associated with the prior outstanding indebtedness under the prior Carrols LLC senior secured credit facility.

SELLING STOCKHOLDERS

On July 2, 2009, the selling stockholders acquired an aggregate of 6,559,739 shares of our common stock from third parties in privately negotiated transactions. On June 4, 2012, the selling stockholders sold an aggregate of 2,474,630 shares of our common stock in open market transactions pursuant to Rule 144. For more information, see “Prospectus Summary-Acquisition of Shares by Selling Stockholders” above. We have agreed to prepare, on behalf of the selling stockholders, a registration statement on Form S-3, of which this prospectus forms a part, to register with the SEC the offer and sale of the shares of common stock to be sold hereby from time to time. This prospectus relates to the possible resale from time to time by the selling stockholders of any or all of the 4,085,109 shares our common stock held by them.

One member of our board of directors, Nicholas Daraviras, is affiliated with the selling stockholders. Mr. Daraviras is an employee and Managing Director of an affiliate of the selling stockholders. Mr. Daraviras has also served as a member of the board of directors of Fiesta Restaurant Group, our former indirect wholly-owned subsidiary prior to the spin-off, since April 2011. Additionally, Brian P. Friedman may be deemed to beneficially own shares offered by the selling stockholders in this prospectus. Mr. Friedman has been President of Jefferies Capital Partners and its predecessors since 1997, and is a director and executive officer of Jefferies Group, Inc. and the managing member of Jefferies Capital Partners IV LLC. Mr. Friedman served as a member of our board of directors from July 2009 until May 7, 2012. Pursuant to a letter dated as of July 21, 2011, Mr. Friedman resigned as a member of our board of directors effective on the date of the consummation of the spin-off.

On July 27, 2011, we entered into a voting agreement, as amended on May 30, 2012, which we refer to as the “JCP voting agreement,” with the selling stockholders. Pursuant to the JCP voting agreement, the selling stockholders (and their affiliates) agreed, commencing upon the consummation of the spin-off, with respect to an aggregate of 50% of the shares of our common stock currently held by the selling stockholders, which we refer to as the “subject shares,” to vote the subject shares in the same proportion and in the same manner as all of the other outstanding shares of our common stock are voted with respect to all matters voted upon by our stockholders, except for the removal of the restrictions that limit the conversion of our outstanding Series A Convertible Preferred Stock (issued to BKC in connection with the acquisition by us from BKC of the acquired restaurants) and the number of shares of our common stock issuable upon such conversion to an aggregate amount of shares not to exceed 19.9% of the outstanding shares of our common stock as of the date of the issuance of the Series A Convertible Preferred Stock, any proposed merger, consolidation, reorganization, dissolution or similar transaction, or a proposed sale or disposition of all or substantially all of the assets or business of Carrols Restaurant Group (in which cases the subject shares will be voted by the selling stockholders and their affiliates in their sole and absolute discretion). The JCP voting agreement provides that the subject shares will also include (i) any additional shares of our common stock issuable in the future as a dividend or distribution on the shares subject to the JCP voting agreement, and (ii) any additional shares of our common stock purchased or otherwise acquired by the selling stockholders (and their affiliates). Under the JCP voting agreement, the selling stockholders granted an irrevocable proxy to our President to vote the subject shares in a manner consistent with the JCP voting agreement. The JCP voting agreement will automatically terminate upon the earlier to occur of (a) a sale, transfer or other disposition by the selling stockholders (or their affiliates) of all of the subject shares, (b) if the percentage ownership of our common stock by the selling stockholders (and their affiliates) falls below 15% of our outstanding common stock, or (c) the percentage ownership of Fiesta Restaurant Group common stock (after the spin-off) by the selling stockholders (and their affiliates) falls below 15% of the outstanding Fiesta Restaurant Group common stock. Copies of the JCP voting agreement were filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Except as provided above, the selling stockholders have not had any material relationship with us or our affiliates within the past three years other than for the ownership of the shares of common stock.

The table below, including the footnotes, lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders based in part on information provided to us by the selling stockholders. The percentages of shares owned prior to and after the offering are based on 23,685,080 shares of our common stock issued and outstanding as of November 2, 2012. The number of shares beneficially owned prior to offering column indicates the number of shares of common stock beneficially owned by each selling stockholder as of November 2, 2012. We have determined beneficial ownership in accordance with SEC rules.

The number of shares being offered column indicates the total number of shares of our common stock that each selling stockholder may offer under this prospectus.

The shares beneficially owned after offering column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long any of the selling stockholders will hold the shares before selling them. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered (1)	Shares Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percent		Number	Percent
Jefferies Capital Partners IV LP (2)	3,546,883	15.0%	3,546,883	—	—
Jefferies Employee Partners IV LLC (2)	408,518	1.7%	408,518	—	—
JCP Partners IV LLC (2)	129,708	*	129,708	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	We do not know when or in what amounts a selling stockholder may offer for sale shares of common stock covered by this prospectus. The selling stockholders may not sell any or all of such shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock covered by this prospectus pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of such shares, we cannot estimate the number of such shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares of common stock covered by this prospectus will be held by the selling stockholders.
(2)	Jefferies Capital Partners IV LP, or “JCP IV”, is the record owner of 3,546,883 shares, Jefferies Employee Partners IV LLC, or “JEP”, is the record owner of 408,518 shares and JCP Partners IV LLC is the record owner of 129,708 shares. The shares held by the selling stockholders may be deemed to be beneficially owned by JCP IV LLC, which we refer to as the “General Partner”, the general partner of JCP IV and the managing member of each of JEP and JCP. The shares held by the General Partner may be deemed to be beneficially owned by Jefferies Capital Partners IV LLC, which we refer to as the “Manager”, the managing member of the General Partner. Brian P. Friedman and James L. Luikart, are each managing members of the Manager and in such capacity may each be deemed to be beneficial owner of the shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their donees, pledgees, transferees or other successors-in-interest may, from time to time after the date of this prospectus, sell, transfer or otherwise dispose of any or all of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the registration rights agreement, we have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part continuously effective for up to 9 months following such registration, but not later than the date on which all of the shares covered by such registration may be sold without limitation or restriction pursuant to Rule 144 under the Securities Act (or any successor provision having similar effect).

We have agreed, among other things, to pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions applicable to the sale of the shares of common stock.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling stockholders have, subject to certain limitations, agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

LEGAL MATTERS

Akerman Senterfitt LLP, New York, New York, will pass upon the validity of the shares of our common stock to be offered by this prospectus.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference and the effectiveness of Carrols Restaurant Group, Inc. and subsidiary’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 7, 2012 (November 8, 2012 as to Notes 1 and 2 and which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment to the consolidated financial statements to reflect Fiesta Restaurant Group, Inc. as a discontinued operation for all periods presented and an explanatory paragraph to retrospectively adjust the consolidated financial statements for the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income) appearing in Carrols Restaurant Group’s Current Report on Form 8-K dated November 8, 2012 which is incorporated by reference in this registration statement. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. We maintain a website at www.carrols.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not “filed” under the Exchange Act, is not deemed to be filed and not incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, filed on March 8, 2012 and as amended on March 13, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed on July 11, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended April 1, 2012, filed on May 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended July 1, 2012, filed on August 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 9, 2012;

•

our Current Reports on Form 8-K or Form 8-K/A filed on: March 28, 2012; April 3, 2012; April 26, 2012; May 8, 2012; May 11, 2012; May 18, 2012; May 30, 2012; June 1, 2012; August 7, 2012; August 15, 2012; September 4, 2012; November 6, 2012 and November 8, 2012; and

•

the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on November 30, 2006 and any further amendment or report filed hereafter for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost to you, by telephoning us at (315) 424-0513 or by writing us at the following address:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attn: Investor Relations

You may also access the documents incorporated by reference in this prospectus through our website at www.carrols.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

4,085,109 Shares

Carrols Restaurant Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

December 4, 2012